Exhibit 99.1

FOR IMMEDIATE RELEASE

Willbros Group Announces Retirement of Robert R. Harl as Chief Executive Officer and Director on January 2, 2015

John T. McNabb, II named as Executive Chairman

HOUSTON, TX, SEPTEMBER 4, 2014 — Willbros Group, Inc. (NYSE: WG) announced today that Robert R. Harl, who joined Willbros in 2006 and has served as Chief Executive Officer of the Company since January 2007, is retiring as CEO and director when his current employment agreement expires on January 2, 2015. John T. McNabb, II, non-executive Chairman of the Board of the Company, has been elected by the Willbros board of directors as Executive Chairman of the Board on an interim basis, effective immediately. Additionally, the Company announced that S. Miller Williams has been elected as Lead Independent Director.

The Willbros board of directors is continuing its search to identify a successor to Mr. Harl. It is anticipated that Mr. McNabb will step down as executive chairman of the board and continue to serve as a director, once a successor has been selected and is in place.

John McNabb, Executive Chairman, commented, “The board thanks Randy for his years of strong leadership and dedicated service to Willbros. Under Randy’s leadership the company has overcome significant legacy challenges, diversified its offerings, grown its revenues from approximately $700 million in 2005 to over $2 billion, and solidified its position in the energy infrastructure markets. Under his leadership, we have assembled a strong team with complementary skill sets and experience to move the Company to the next level of operational performance. I am confident that this team has the industry experience, operational track-record and technological expertise to provide valuable solutions for our customers and increase value for all our stakeholders.”

Randy Harl, CEO, said, “For over eight years, it has been my privilege to work with the talented and hard-working employees of Willbros. Together, we have grown our business and strengthened our position in the engineering and construction space. I am extremely proud of all we have achieved. Today Willbros is well-positioned as a full service engineering and construction contractor providing comprehensive solutions to the energy infrastructure markets. I am confident that the board will select an outstanding leader who will build on our accomplishments and our corporate culture to continue to grow Willbros.”

Willbros is a specialty energy infrastructure contractor serving the oil, gas, refining, petrochemical and power industries. Our offerings include engineering, procurement and construction (either individually or as an integrated EPC service offering), turnarounds, maintenance, facilities development and operations services. For more information on Willbros, please visit our web site at www.willbros.com.

This announcement contains forward-looking statements. All statements, other than statements of historical facts, which address activities, events or developments the Company expects or anticipates will or may occur in the future, are forward-looking statements. A number of risks and uncertainties could cause actual results to differ materially from these statements, including new legislation or regulations detrimental to the economic operation of refining capacity in the United States; the identification of one or more other issues that require restatement of one or more prior period financial statements; contract and billing disputes; the consequences the Company may encounter if it is unable to make payments required of it pursuant to its settlement agreement of the West African Gas Pipeline Company Limited lawsuit; the existence of material weaknesses in internal control over financial reporting; availability of quality management; availability and terms of capital; changes in, or the failure to comply with, government regulations; ability to remain in compliance with, or obtain waivers under, the Company’s existing loan agreements; the

Michael W. Collier Sr. Vice President Corporate Communications Willbros 713-403-8038	1 of 2 CONTACT: Connie Dever Director Investor Relations Willbros 713-403-8035

promulgation, application, and interpretation of environmental laws and regulations; future E&P capital expenditures; oil, gas, gas liquids, and power prices and demand; the amount and location of planned pipelines; poor refinery crack spreads; delay of planned refinery outages and upgrades and development trends of the oil, gas, power, refining and petrochemical industries; as well as other risk factors described from time to time in the Company’s documents and reports filed with the SEC. The Company assumes no obligation to update publicly such forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required by law.

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Michael W. Collier Sr. Vice President Corporate Communications Willbros 713-403-8038	2 of 2 CONTACT: Connie Dever Director Investor Relations Willbros 713-403-8035